EXHIBIT 15.a

                            [Letterhead of KPMG LLP]


The Board of Directors and Shareholders of
Washington Trust Bancorp, Inc.:

Re:  Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 14, 2003 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section(s) 7 and 11 of the Act.



KPMG LLP



Providence, Rhode Island
July 17, 2003